UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2011

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On May 26, 2011, Todd G. Simpson informed the Chairman of the Board of Ditech Networks, Inc. that he intended to resign as a director of Ditech Networks, Inc.   In connection with Dr. Simpson’s impending resignation, the Board of Directors of Ditech Networks extended the post-termination exercise period of four vested stock options held by Dr. Simpson for an additional three months.  On May 27, 2011, Dr. Simpson resigned as a director of Ditech Networks.

Director and Executive Officer Appointment

On May 26, 2011, the Board of Directors of Ditech Networks appointed Kenneth Naumann, Ditech Networks’ President, as a member of the Board of Directors, effective on Dr. Simpson’s resignation.  Mr. Naumann fills the vacancy created by Dr. Simpson’s resignation.

On May 26, 2011, the Board of Directors of Ditech Networks also appointed Mr. Naumann as the Chief Executive Officer of Ditech Networks, and the Compensation Committee increased his base salary by $15,000 to $240,000.  The Compensation Committee also determined that Mr. Naumann had earned his full target bonus for the fourth quarter of fiscal 2011; Mr. Naumann’s target bonus is $30,000 per quarter, and for the fourth quarter of fiscal 2011 it was pro rated for the portion of the quarter in which Mr. Naumann served as President.  As previously disclosed, Mr. Naumann became Ditech Networks’ principal executive officer on March 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: May 31, 2011	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer